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                                                                    Exhibit 99.1

PSB GROUP, INC. ANNOUNCES INCREASE IN LOAN LOSS PROVISION AND SUSPENSION OF GOING PRIVATE MERGER TRANSACTION

Madison Heights, MI. October 4, 2007 -- The Board of Directors of PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, reported that Peoples State Bank approved a $2,525,000 loan loss provision during the third quarter. The announcement was made by Michael J. Tierney, President & CEO of both PSB Group, Inc. and Peoples State Bank.

     Mr. Tierney stated, "Michigan continues to have many economic challenges that are impacting all sectors of our market, with real estate being the worst. We will continue to closely monitor our existing loan portfolio and increase the level of due diligence performed on new loan requests to ensure quality assets. But, much depends on the economic health of Michigan. We will continue to make loans to qualifying businesses and individuals to stimulate our economy and help Michigan grow. For example, Peoples State Bank was just named the 2007 BANK OF THE YEAR by the Oakland County Business Finance Corporation in recognition of our outstanding performance as a partner in the SBA 504 Loan Program."

     The Board of Directors of PSB Group, Inc. also suspended, for at least 180 days, the holding company's going private merger transaction which had been announced previously on May 24, 2007. After 180 days, dependent on the Michigan economy and PSB Group's then current capital and earnings situation, the Board will reconsider going private.

     PSB Group, Inc. is a registered holding company with $502,000,000 in total assets. Its subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 11 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, Southfield, Sterling Heights
(2), Troy and Warren (2). The bank has operated under local ownership and management since it first opened for business in 1909.

     Universal Mortgage Corporation, a wholly-owned subsidiary of Peoples State Bank, originates residential mortgage loans in the southeastern Michigan area.

Contact:   David A. Wilson
           Senior Vice President & CFO
           (248) 548-2900